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                                                                    EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE

                              MACKIE DESIGNS INC.


                                                                          Year ended December 31,
                                                                 ---------------------------------------------
                                                                    1996             1995             1994
                                                                 -----------      -----------      -----------
Weighted average common shares outstanding                        12,881,038       11,038,356       10,000,000

Net effect of dilutive stock equivalents based on the
  treasury stock method using greater of average or ending
  market price                                                       770,875          990,934          948,526
Sale of common stock from the initial public offering
  assumed to repay amounts due to pre-IPO shareholders for
  undistributed S Corporation earnings                                    -           715,175        1,139,907
                                                                 -----------      -----------      -----------
Total weighted shares outstanding                                 13,651,913       12,744,465       12,088,433
                                                                 ===========      ===========      ===========
Net income                                                       $ 7,420,659
                                                                 ===========

Net income per share                                             $      0.54
                                                                 ===========


Pro forma data:
   Pro forma net income                                                           $ 9,026,345     $  7,555,508
                                                                                  ===========      ===========
   Pro forma net income per share                                                 $      0.71      $      0.63
                                                                                  ===========      ===========